UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                     FORM 15
                              ____________________

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-19409

                              SYNERGY BRANDS, INC.
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             (Exact name of registrant as specified in its charter)

                             223 Underhill Boulevard
                             Syosset, New York 11791
                                 (516) 714-8200
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $0.001 par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)           [x]
Rule 12g-4(a)(2)           [  ]
Rule 12h-3(b)(1)(i)        [  ]
Rule 12h-3 (b)(1)(ii)      [  ]
Rule 15d-6                 [  ]

Approximate  number of holders of record as of the certification or notice date:
190

Pursuant to the requirements of the Securities Exchange Act of 1934, Synergy Brands, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:     October 2, 2008

                                            SYNERGY BRANDS, INC.


                                            By:  /s/ Mair Faibish
                                            ------------------------
                                            Name:  Mair Faibish
                                            Title:    Chief Executive Officer